Prospectus Supplement No. 2	Filed Pursuant to Rule 424(b)(3)
Dated January 23, 2020	Registration No. 333-229232
(to Prospectus dated July 1, 2019)

BLUE STAR FOODS CORP.

7,133,544 Shares

Common Stock

This Prospectus Supplement No. 2 (the “Supplement”) supplements information contained in the prospectus dated July 1, 2019 (the “Prospectus”), relating to the resale by selling stockholders of Blue Star Foods Corp., a Delaware corporation, of up to 7,133,544 shares of our common stock, par value $0.0001 per share.

Of the shares being offered, (i) 6,073,794 shares are presently issued and outstanding (ii) 353,250 shares are issuable upon exercise of common stock purchase warrants, and (iii) 353,250 shares are issuable upon the conversion of 8% Series A convertible preferred stock. The shares offered by the Prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

This Supplement modifies, supersedes and supplements information contained in the Prospectus with respect to a certain selling stockholder. This Supplement is incorporated by reference into, and should be read in conjunction with, the Prospectus. This Supplement is not complete without and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 23, 2020

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SELLING STOCKHOLDERS

The name of a Selling Stockholder was incorrectly stated as Candelario De Cheda Ma in the Selling Stockholder table. The correct name of such Selling Stockholder is Jose Cheda Nouel. Accordingly, the Selling Stockholders table is being amended by deleting the name Candelario De Cheda Ma and substituting the correct name, Jose Cheda Nouel, in its place as follows:

Name of Selling Stockholders	Beneficial Ownership Before the Offering		Shares of Common Stock Included in Prospectus		Beneficial Ownership After the Offering	Percentage of Ownership After the Offering

Jose Cheda Nouel (17)	122,525	(17)	122,525	(17)	0	0

(17) Includes (i) 80,000 shares of common stock issuable upon the conversion of Series A Stock and (ii) 40,000 shares of common stock issuable upon the exercise of Warrants at $2.40 per share.

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